Exhibit(23)(b)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Wachovia Corporation

We consent to the use of our reports dated February 18, 2005, with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting included in the Wachovia Corporation 2004 Annual Report and incorporated by reference in Wachovia Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004, and incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Charlotte, North Carolina

May 26, 2005